Amendment No. 1 to
Pricing Supplement No. 33  Dated February 19, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Zero Coupon Notes)

Principal Amount: $750,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688AAF5

Trade Date: February 19, 1997

Settlement Date: February 26, 1997

Maturity Date: April 15, 2027

Price to Public (Issue Price): 10.165%

Net Proceeds to Issuer: $74,400,000

Interest Rate (per annum): 0%

Interest Payment Date(s): Accrued Original Issue Discount will be paid upon maturity or upon redemption of the Notes at the option of the Issuer.

Record Date(s):     (   )  March 1 and September 1 of each year
                     (X)  Other: April 1 of each year.

Day Count Basis:       (X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (    )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X)  The Notes may not be redeemed prior to April 15, 2007.
Thereafter, they may be redeemed at the option of the Issuer upon at least 20 calendar days notice, in whole but not in part, on each April 15 beginning April 15, 2007 at a redemption price equal to the principal amount of the Notes multiplied by the call Percentage relating to such Optional Redemption date as set forth below:

  Optional            Call
 Redemption        Percentage
    Date

April-15-2007        21.937%
April-15-2008        23.666%
April-15-2009        25.531%
April-15-2010        27.543%
April-15-2011        29.713%
April-15-2012        32.054%
April-15-2013        34.580%
April-15-2014        37.305%
April-15-2015        40.245%
April-15-2016        43.416%
April-15-2017        46.837%
April-15-2018        50.528%
April-15-2019        54.510%
April-15-2020        58.805%
April-15-2021        63.439%
April-15-2022        68.438%
April-15-2023        73.831%
April-15-2024        79.649%
April-15-2025        85.925%
April-15-2026        92.696%



Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of
payment to Senior Indebtedness and, in
certain circumstances relating to the
bankruptcy or insolvency of the Company, to Derivative Obligations of the Company.
At December 31, 1996 the amount of
indebtedness constituting Senior
Indebtedness was approximately $9.4
billion and the amount of Derivative
Obligations was immaterial.

Original Issue Discount:  $673,762,500

Yield to Maturity:  7.88% annual
Interest Accrual Date:  February 26, 1997
Initial Accrual Period OID: $817,690

Amortization Schedule: N/A

Denominations: $10,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company, will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 9.92% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $250,000,000 aggregate principal amount of the Notes to PaineWebber Incorporated at a price of 9.92% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI and PaineWebber
Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.